EXHIBIT 21

Subsidiaries of the Registrant

Name	State of Incorporation
First-Citizens Bank and Trust Company of South Carolina	South Carolina
The Exchange Bank of South Carolina, Inc.	South Carolina
Citizens Bank	Georgia
First Citizens Housing Development, LLC	South Carolina
FCB/SC Capital Trust I	Delaware

Subsidiaries of First-Citizens Bank and Trust of South Carolina

Name	State of Incorporation
First Citizens Mortgage Corporation (Inactive)	South Carolina
Congaree 1, LLC	South Carolina
Wateree Enterprises	South Carolina